Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
2550 Hanover Street, Palo Alto, CA 94304-1115

August 25, 2020

Invitae Corporation
1400 16th Street
San Francisco, CA 94103

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑4 (Registration No. 333-240137) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 57,000,000 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger and Plan of Reorganization dated as of June 21, 2020, by and by and among the Company, Apollo Merger Sub A Inc., Apollo Merger Sub B LLC, ArcherDX, Inc. (“ArcherDX”) and Kyle Lefkoff, solely in his capacity as holders’ representative (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman